Exhibit (a)(1)(I)(i)
PRESENTATION MATERIALS FOR ELIGIBLE U.S. EMPLOYEES

Discounted Stock Options, Section 409A & Juniper's Tender Offer March, 2007

Meeting Objectives Explain the tax law change affecting certain stock options What Juniper is doing for the affected options Your choices & participation requirements

Why are we here today? Juniper determined some of your unexercised stock options may be negatively impacted by a recent Internal Revenue Code change. Juniper has a solution that may avoid or minimize certain adverse personal tax consequences that requires your participation and permission to implement. You are not required to participate, but you may have adverse income tax consequences if you do not for which you will be solely responsible.

What is the Tax Code change?

Option taxation prior to §409A... Nonqualified Stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $7 Stock price at vesting = $9 Employee exercises when stock price = $20 Income tax at exercise on the gain ($20-$7)

How did I get discounted options? The Audit Committee of Juniper's Board of Directors identified occasions when the Company used incorrect grant measurement dates for accounting purposes When the FMV on the revised measurement date was higher than the FMV on the original grant date the options are deemed discounted for accounting purposes

Which options are affected? Options that were or may have been granted at a price below stock's fair market value (FMV) on grant date ("Discount Options"), AND Only options that vest AFTER 12/31/04 Portions of grants issued prior to §409A's enactment could be impacted by 409A if they vested 1/1/05 and later Options vesting prior to 1/1/05 are "grandfathered" and not subject to §409A

Example: Option granted on Oct 24, 2003 -- 9,600 shares (no exercises to date) Option price = $16.50; fair market value at accounting measurement date = $18.50 Vesting: 2,400 options vest on Oct 24, 2004 400 options vest monthly during 2004 2,400 options vest monthly during 2005 2,400 options vest monthly during 2006 2,000 options vest monthly during 2007 CONCLUSION: 6,800 options in this grant may be subject to §409A because it has been determined that they may have been granted at less than fair market value on the date of grant, vest after 1/1/05, and because none have been exercised to date.

Example: (continued) As of 6/1/2007 Company stock price = $25.50 §409A Estimated Impact W-2 Income Inclusion: $36,000 (4,000 options x $9 ($25.50 FMV - $16.50 Option Price)) Fed Ordinary Income $12,600 (35%) CA Ordinary Income $ 3,348 (9.3%) Normal Stock Gain Rate $15,948 44.3% Penalty Tax (Federal/CA) $14,400 (40%) Penalty Interest $ 3,240 (9%) Tax Rate w/§409A $33,588 93.3% This will occur each year until exercise or expiration of the option.

What is the solution?

Juniper's Solution: Tender Offer "Tender Offer" = Juniper's solution. Your consent to the offer permits Juniper to implement the solution for you.

Juniper's Solution: Tender Offer Amend option to increase option price, AND Provide cash payment in respect of the increase in exercise price Only the Tainted Portion of the grant may be amended through the tender offer: Only portion of option vested after 12/31/2004 Unexercised at the time the Tender Offer closes

Juniper's Solution: Tender Offer (1) Amend unexercised options to increase the option price New option price will equal the fair market value at the accounting measurement date. All other terms will remain the same (including the number of shares, vesting schedule and expiration date). AND (2) Cash payment Equal to the difference between the original exercise price and the corrected exercise price multiplied by the number of shares subject to the Tender Offer. Cash payment made in the first payroll cycle in January 2008. Includes additional 5% due to delay in payment.

Example Option granted on Oct 24, 2003: 9,600 shares at $16.50; fair market value at grant date is $18.50 Vesting: 2,400 options vest on Oct 24, 2004 400 options vest monthly during 2004 2,400 options vest monthly during 2005 2,400 options vest monthly during 2006 2,000 options vest monthly during 2007 Option Amendment: 6,800 options vesting after 1/1/05 - amended price = $18.50 No change to expiration date or vesting Assumes none of the 6,800 eligible options were exercised Cash Payment: Employee receives cash payment of $13,600 = 6,800 options x ($18.50- $16.50), + 5% interest, - bonus tax withholding, paid January 2008

Eligibility for the Tender Offer Must be a US employee as of Closing of Tender Offer Covered options: May have been granted at a discount Vest after 12/31/2004 Unexercised and Unexpired at tender offer Close Date The entire Eligible Portion of your tainted options which is eligible for tender must be tendered for amendment

What if I do nothing?

What if I do nothing? Tax Impact: Potential federal income taxation prior to exercise 20% additional federal income tax 20% additional state income tax Potential federal interest and penalties Will occur each year until exercise or expiration of the discounted options. This solution is a one-time offer to prevent future adverse tax consequences.

How do I participate?

Tender Offer Timeline Tender Offer Begins: March 12, 2007 Tender Offer Expires: April 6, 2007 All elections MUST be received by 9:00 PM (Pacific Time) on April 6, 2007 Late submissions will not be accepted How to submit your election: Submit your election on Juniper's intranet by clicking "Stock Option Tax Correction Info" on the Stock Administration page or PeopleSoft Employee Self Service Portal If you need to, you can elect to submit via mail or fax. However, we prefer intranet elections. Confirmation will be issued to you via email, no later than 2 business days after receipt Participation is voluntary

Tender Offer Documents & Personalized Election Form You have received an email that includes: A copy of the tender offer memorandum (includes FAQs) Log on to Juniper's intranet by clicking "Stock Option Tax Correction Info" on the Stock Administration page or PeopleSoft Employee Self Service Portal for your personalized tender offer election form that contains a listing of your tainted options, applicable cash payments and the election agreement. Follow instructions to accept/reject the offer. Intranet site will identify your tainted options, if any; Options that are not tainted will be marked "N/A"

Tender Offer Screen Shot Read instructions Review your options history Review the Election Agreement Terms and Conditions Click to Accept or Reject the offer You may also choose to print the offer, which will trigger an email Review links 1 1 2 3 4 5 2 3 4 5 6 6

What if I still have questions? Questions should be directed to intranet at http://tenderoffer.juniper.net/

Tax Advice Taxation of stock option transactions can be very complicated. Company policy prohibits any employees from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT JUNIPER NETWORKS, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON MARCH 12, 2007 AS PART OF AN OFFERING MEMORANDUM. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE AN OFFERING MEMORANDUM AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN THE AN OFFERING MEMORANDUM AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM JUNIPER NETWORKS, INC.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.